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                                                                   Exhibit 10.14

                             STRATOS LIGHTWAVE, INC.
                         MANAGEMENT RETENTION AGREEMENT

     This MANAGEMENT RETENTION AGREEMENT (the "Agreement") is entered into as of October 17, 2002, by and between Stratos Lightwave, Inc., a Delaware corporation (the "Company") and Richard C.E. Durrant ("Executive"). Certain capitalized terms used in this Agreement are defined in Section 5 below.

                                R E C I T A L S:

     A. The Company from time to time may consider a Change of Control. The Board of Directors of the Company (the "Board") recognizes that such consideration can be a distraction to Executive and may cause Executive to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of a Change of Control.

     B. The Board believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to continue his employment and to motivate Executive to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.

     C. The Board believes that it is imperative to provide Executive with severance benefits upon Executive's termination of employment following a Change of Control which provides Executive with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of a Change of Control.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Term. This Agreement shall terminate upon the date that all obligations of the parties hereto with respect to this Agreement have been satisfied.

     2. At-Will Employment. The Company and Executive acknowledge and agree that Executive's employment is and shall continue to be at-will, as defined under applicable law, and may be terminated by either party at any time, with or without cause or notice. If Executive's employment terminates for any reason, including without limitation, any termination prior to a Change of Control, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be available in accordance with the Company's established employee plans or pursuant to other written agreements with the Company.

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     3. Change of Control Severance Benefits.

     (a) Right to Severance Benefits. If, within thirty-six (36) months following a Change of Control, Executive's employment is terminated: (i) involuntarily by the Company other than for Cause, death or Disability, or (ii) voluntarily by Executive for Good Reason, then Executive shall be entitled to the following benefits:

          (i) A lump-sum cash payment, payable within ten (10) days after the termination of Executive's employment, equal to three hundred percent (300%) of the Executive's Annual Base Salary;

          (ii) A lump-sum cash payment, payable within ten (10) days after the termination of Executive's employment, equal to the aggregate amount of deferred matching incentive bonus payments payable to Executive under the Company's Key Employee Incentive Bonus Plan (or similar incentive bonus plan) to which Executive would have been entitled if he had remained in the employ of the Company for thirty-six (36) months after the termination of Executive's employment;

          (iii) A lump-sum cash payment, payable within ten (10) days after the termination of Executive's employment, equal to Executive's estimated bonus for the fiscal quarter in which Executive's termination occurs, based on the Company's projected financial performance for such fiscal quarter as set forth in the most recent financial forecast provided by management to the Company's Board of Directors.

          (iv) One hundred percent (100%) of the unvested portion of any stock option, restricted stock or other Company equity compensation held by Executive shall be automatically accelerated in full so as to become completely vested and all outstanding stock options held by Executive shall remain exercisable until the earlier of (A) thirty-six (36) months after Executive's termination of employment, or (B) the termination date specified for such options at the time of their grant.

          (v) Company-paid health, long-term disability and life insurance coverage at the same level of coverage as was provided to Executive immediately prior to the Change of Control and at the same ratio of Company premium payment to Executive premium payment as was in effect immediately prior to the Change of Control (the "Company-Paid Coverage"). If such coverage included Executive's dependents immediately prior to the Change of Control, such dependents shall also be covered at the Company's expense. Company-Paid Coverage shall continue until the earlier of: (A) three (3) years from the date of termination, or (B) the date upon which Executive and his dependents become covered under another employer's group health, long-term disability or life insurance plans that provide Executive and his dependents with comparable benefits and levels of coverage. For purposes of Title X of the Consolidated Budget Reconciliation Act of 1985 ("COBRA"), the date of the "qualifying event" for Executive and his dependents shall be the date upon which the Company-Paid Coverage commences, and each month of Company-Paid Coverage provided hereunder shall offset a month of continuation coverage otherwise due under COBRA.

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     (b) Voluntary Resignation; Termination For Cause. If Executive's employment terminates by reason of Executive's voluntary resignation and is not for Good Reason, or if Executive is terminated for Cause, then Executive shall not be entitled to receive severance or other benefits except for those, if any, as may then be established under the Company's then existing severance and benefits plans or pursuant to other written agreements with the Company.

     (c) Disability; Death. If Executive's employment with the Company terminates as a result of Executive's Disability, or if Executive's employment is terminated due to the death of Executive, then Executive shall not be entitled to receive severance or other benefits, except for those, if any, as may then be established under the Company's then existing severance and benefits plans or pursuant to other written agreements with the Company.

     (d) Termination Apart from Change of Control. If Executive's employment is terminated for any reason, either prior to the occurrence of a Change of Control or after the thirty-six (36) month period following a Change of Control, then Executive shall be entitled to receive severance and any other benefits only as may then be established under the Company's then existing severance and benefits plans or pursuant to other written agreements with the Company.

     4. Parachute Payments.

     (a) Excise Tax Gross-Up Payment. If the total amounts Executive would receive on account of or following a Change of Control would subject Executive to an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the Company will promptly pay Executive, in addition to such severance benefits, a "Gross-up Payment." The amount of the Gross-up Payment will be equal to the entire excise tax Executive must pay, plus the entire amount necessary to pay all federal, state, local, excise and payroll taxes that will be assessed on the Gross-up Payment itself.

     (b) Determination of Gross-up Payment. Within thirty (30) days after the termination of Executive's employment, the independent auditors used by the Company immediately prior to the Change of Control (the "Accountants") will make an initial determination of whether the Company must pay a Gross-up Payment, and if so, the amount of such payment. The Accountants will provide the Company and Executive with its determination and detailed supporting calculations and documentation. The Company will pay the expense of the initial determination. Executive will have the right to accept the determination, or to have the determination reviewed by an accounting firm selected by Executive, at Executive's expense. The determination of the second accounting firm will be binding, final and conclusive on the Company and Executive. The Company will pay the Gross-up Payment finally determined under this Section 4(b) to Executive within thirty (30) days after it is finally determined.

     5. Definitions. The following terms referred to in this Agreement shall have the following meanings:

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     (a) "Annual Base Salary" shall mean an amount equal to Executive's then current annual base salary.

     (b) "Cause" shall mean (i) an act of personal dishonesty taken by the Executive in connection with his responsibilities as an employee and intended to result in personal enrichment of Executive, (ii) Executive being convicted of a felony, (iii) a willful act by Executive which constitutes gross misconduct and which is injurious to the Company, (iv) the willful and continued failure by Executive to substantially perform his duties with the Company after a demand for substantial performance is delivered to him by the Board of Directors of the Company which specifically identifies the basis for the Board's belief that Executive has not substantially performed his duties. For the purposes of this paragraph, no act or failure to act on Executive's part will be considered "willful" if Executive acted (or failed to act) in good faith or in the reasonable belief that his act or omission was in the best interests of the Company.

     (c) "Change of Control" means the occurrence of any of the following events:

          (i) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of Company securities representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities; or

          (ii) The consummation of the sale or disposition by the Company of all or substantially all the Company's assets; or

          (iii) The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the Company's voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the Company's voting securities or such surviving entity or its parent outstanding immediately after such merger or consolidation; or

          (iv) A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either: (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transaction described in subsections (i), (ii), or (iii) above, or in connection with an actual or threatened proxy contest relating to the election of directors to the Company.

     (d) "Disability" shall mean that Executive has been unable to perform his Company duties as the result of his incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Executive or Executive's legal

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representative (such agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least 30 days' written notice by the Company of its intention to terminate Executive's employment. If Executive resumes the performance of substantially all of his duties before the termination of his employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

     (e) "Good Reason" shall mean Executive voluntarily resigns after the occurrence of any of the following: (i) without Executive's express written consent, a significant change in the nature or scope of Executive's duties, title, authority or responsibilities, relative to Executive's duties, title, authority or responsibilities as in effect immediately prior to such change;
(ii) without Executive's express written consent, a significant change, without good business reasons, of the facilities and perquisites (including office space and location) available to Executive immediately prior to such change; (iii) a reduction by the Company in Executive's base salary as in effect immediately prior to such reduction; (iv) a material reduction by the Company in the aggregate level of employee benefits, including bonuses, to which Executive was entitled immediately prior to such reduction with the result that Executive's aggregate benefits package is materially reduced (other than a reduction that generally applies to Company employees); (v) Executive's relocation to a facility or a location more than thirty-five (35) miles from Executive's then present location, without Executive's express written consent; (vi) the Company's failure to obtain the assumption of this agreement by any successors contemplated in Section 7(a) below; or (vii) any act or set of facts or circumstances which would, under Illinois case law or statute constitute a constructive termination of Executive.

     6. Non-Solicitation. In consideration for the severance benefits Executive is to receive herein, if any, Executive agrees that he or she will not, at any time during the three (3) years following his termination date, directly or indirectly solicit any individuals to leave the Company's (or any of its subsidiaries') employ for any reason or interfere in any other manner with the employment relationships at the time existing between the Company (or any of its subsidiaries) and its current or prospective employees.

     7. Successors.

     (a) Company's Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any such successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law.

     (b) Executive's Successors. The terms of this Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

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     8. Notices.

     (a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or one day following mailing via Federal Express or similar overnight courier service. In the case of Executive, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

     (b) Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason shall be communicated by a notice of termination to the other party hereto given in accordance with Section 8(a) of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than 30 days after the giving of such notice). The failure by Executive to include in the notice any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing his rights hereunder.

     9. Miscellaneous Provisions.

     (a) No Duty to Mitigate. Executive shall not be required to mitigate the value of any benefits contemplated by this Agreement, nor shall any such benefits be reduced by any earnings or benefits that Executive may receive from any other source.

     (b) Amendment and Waiver. No provision of this Agreement shall be amended, modified, waived or discharged unless such amendment, modification, waiver or discharge is agreed to in writing and signed by Executive and an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

     (c) Legal Fees and Expenses. The Company agrees to indemnify and promptly reimburse Executive for all legal fees and expenses reasonably incurred by Executive to seek to obtain or enforce any benefit or right provided by this Agreement.

     (d) Entire Agreement. No agreements, representations or understandings, whether oral or written and whether express or implied, which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement represents the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior arrangements and understandings regarding same.

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     (e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

     (f) Headings. All section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

     (g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

     (h) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Illinois, without regard to any applicable conflicts of law principles.

     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

STRATOS LIGHTWAVE, INC.                     EXECUTIVE


By: /s/ James W. McGinley                   By: /s/  Richard C.E. Durrant
    --------------------------------           --------------------------------
    James W. McGinley                          Richard C.E. Durrant
    President and CEO

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